Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS

FIRST QUARTER 2011 FINANCIAL RESULTS

FAIRLAWN, OHIO, March 23, 2011 –

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For the first quarter ended February 28, 2011, Net Income was $1.0 million, compared to $7.8 million in the first quarter of 2010. First quarter 2011 Adjusted Net Income was $6.4 million, compared to first quarter 2010 Pro Forma Adjusted Net Income of $7.5 million.

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First quarter 2011 Diluted Earnings Per Share was $0.02 compared to $0.17 in the first quarter of 2010. First quarter 2011 Adjusted Diluted Earnings Per Share was $0.14, compared to first quarter 2010 Pro Forma Adjusted Diluted Earnings Per Share of $0.17.

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The Company successfully completed the acquisition of ELIOKEM International on December 9, 2010, significantly globalizing its Performance Chemicals business, expanding its technology capability and diversifying the markets it serves.

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The Company has revised its estimated annual effective book income tax rate to 36.5% for 2011, with an estimated effective book income tax rate of 33.5% for the remaining three quarters of 2011. This compares to a prior pro forma estimate of 42% used in the Company’s fourth quarter 2010 earnings conference call on January 19, 2011. Revised Pro Forma 2010 quarterly results reflecting the lower tax rate are included in the accompanying tables.

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Refer to the accompanying “Non-GAAP and Other Financial Measures” tables of this release for further explanation and reconciliation regarding 2011 Adjusted Segment Operating Profit, Adjusted Net Income and Adjusted Diluted Earnings Per Share, and 2010 Pro Forma Adjusted Net Income and Adjusted Diluted Earnings Per Share.

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OMNOVA Add 1

OMNOVA Solutions Inc. (NYSE: OMN) today announced Net Income of $1.0 million, or $0.02 Diluted Earnings Per Share, for the first quarter ended February 28, 2011. This compares to Net Income of $7.8 million, or Diluted Earnings Per Share of $0.17 for the first quarter of 2010. In the first quarter of 2011, there were a number of non-recurring after-tax charges totaling $5.4 million resulting primarily from the ELIOKEM acquisition. Included in these charges were acquisition expenses, write-off of deferred financing fees, inventory valuation costs, restructuring and severance, and liquidation taxes. Excluding these items, Adjusted Net Income for the first quarter of 2011 was $6.4 million, with Adjusted Diluted Earnings Per Share of $0.14.

“We are pleased with our first quarter results,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “The Company’s Performance Chemicals segment, including the ELIOKEM product lines, generated strong first quarter Adjusted Segment Operating Profit of $24.8 million exceeding last year’s first quarter Pro Forma Adjusted Segment Operating Profit of $23.9 million. This was accomplished despite weaker volumes in carpet and ELIOKEM oil field drilling chemicals, higher raw material costs, startup costs for a new plant in China, and nine fewer reporting days for the ELIOKEM product lines. The Decorative Products segment, which was also impacted by rapidly rising raw material costs, reduced its Adjusted Segment Operating Loss to $1.7 million from an Adjusted Segment Operating Loss of $4.3 million in the fourth quarter of 2010, an improvement of $2.6 million, as volumes increased and price recovery actions gained traction.

“We have made significant progress on many fronts, including the integration of the ELIOKEM organization into our Performance Chemicals business, the introduction of numerous innovative products, penetration into new and adjacent markets, the accelerated globalization of our business, and aggressive productivity gains and cost reductions,” said McMullen.

ELIOKEM Acquisition - On December 9, 2010, the Company successfully completed the acquisition of ELIOKEM, a global specialty chemicals manufacturer with sales of $288 million and adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) of approximately $50.9 million for the twelve months ended November 30, 2010. The Company paid approximately $300 million for the business. ELIOKEM’s product lines have very complementary technology and include specialty coating resins, elastomeric modifiers, antioxidants, rubber reinforcing resins, oil and gas drilling chemicals, and latices for specialty applications. It has manufacturing sites in France, China, India, and the United States and employs approximately 630 people worldwide. The acquisition transforms OMNOVA Solutions into a much larger, more diverse specialty chemical and functional surfaces company with

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OMNOVA Add 2

significantly enhanced global capability, enabling the Company to grow in existing markets and penetrate new adjacent markets.

Consolidated Results for the Quarter Ending February 28, 2011 – Net sales increased $104.8 million, or 57.0%, to $288.7 million for the first quarter of 2011, compared to $183.9 million for the first quarter of 2010. The sales improvement was driven by $74.7 million of revenues from the ELIOKEM acquisition, while legacy OMNOVA sales increased $30.1 million. Contributing to the legacy OMNOVA sales increase were volume increases of $12.7 million, higher pricing of $16.6 million, and $0.8 million of currency translation effects.

Gross profit in the first quarter of 2011 increased to $56.7 million, compared to $40.0 million in the first quarter of 2010, primarily due to the ELIOKEM acquisition. Raw materials in our legacy businesses in the first quarter increased $19.0 million versus last year. Gross profit margins in the first quarter of 2011 were 19.6%, compared with margins of 21.8% in the first quarter of 2010. The decline in gross profit margin percentage was due to a one-time inventory valuation adjustment related to the acquisition, raw material inflation, the effect of Performance Chemicals index pricing in which higher raw material costs are passed to customers with no gross margin benefit, new plant startup charges, and changes in product mix.

Selling, general and administrative expenses (SG&A) in the first quarter of 2011 increased to $32.5 million, or 11.3% of sales, compared to $24.0 million, or 13.1% of sales, in the first quarter of 2010. The increase of $8.5 million was primarily due to the ELIOKEM acquisition. The decline as a percentage of sales was due to higher sales and the Company’s focused ongoing efforts to control costs and to leverage SG&A across its global operations and growing revenue base.

Interest expense in the first quarter of 2011 was $9.3 million, an increase of $7.5 million from the first quarter of 2010, due to higher borrowing levels and interest rates resulting from the refinancing of the Company to facilitate the ELIOKEM acquisition.

In the quarter, acquisition and integration related expenses were $1.9 million. A deferred financing fee write-off of $1.0 million was related to the Company’s refinancing to complete the ELIOKEM acquisition.

For the quarter, book income tax expenses increased to $2.3 million, a 69% effective income tax rate, as compared to $0.7 million and an 8% effective tax rate in the first quarter of 2010. The higher effective tax rate is due to a one-time charge of $1.1 million for foreign taxes related to the merger of ELIOKEM’s U.S. operations into OMNOVA Solutions, and a higher year-over-year effective tax rate. Minimal taxes were provided in last year’s first quarter due to the existence of a deferred tax asset valuation allowance in the U.S. Due to the improvement in the Company’s earnings and outlook, the U.S. tax valuation allowance was reversed in the

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OMNOVA Add 3

fourth quarter of 2010. The reversal of the tax valuation allowance in the fourth quarter of 2010 resulted in the Company recognizing tax expense in the first quarter of 2011 at its current estimated effective rate of 33.5% plus the impact of the one time charge of $1.1 million. At the end of its 2010 fiscal year, the Company previously estimated the effective tax rate for 2011 to be 42%, however the Company now expects its effective tax rate to be approximately 36.5% for the full year and 33.5% for the remaining three quarters of 2011. Global cash taxes are expected to be minimal. The Company has $118.9 million of U.S. federal net operating loss carryforwards and $3.5 million of state and local tax net operating loss carryforwards with expiration dates between 2021 and 2030.

As of February 28, 2011, the Company’s debt of $454.7 million was comprised of $250.0 million of 7.875% Senior Notes maturing 2017, a term loan of $199.5 million maturing in 2016 and $7.1 million of foreign borrowings. Cash and cash equivalents totaled $74.0 million. There were no outstanding borrowings under the Company’s revolving asset-based credit facility and the available borrowing capacity was $89.0 million.

Performance Chemicals - Net sales during the first quarter of 2011 increased $100.0 million, to $212.8 million, compared to $112.8 million in the first quarter of 2010. The ELIOKEM acquisition added approximately $74.7 million of sales versus the prior year. Performance Chemicals’ legacy business sales improvement of $25.3 million was due to pricing increases of $13.8 million and volume improvements of $11.5 million, as compared to a year ago. Segment Operating Profit was $21.4 million for the first quarter of 2011 as compared to $13.8 million in the first quarter of 2010, an increase of $7.6 million. Operating profit margins were 10.1% in the first quarter of 2011 as compared to 12.2% a year ago.

Performance Chemicals Adjusted Segment Operating Profit for the first quarter of 2011 was $24.8 million, excluding $2.7 million of fair value write-up of inventory for ELIOKEM and restructuring and severance of $0.7 million. This exceeds last year’s Pro Forma Adjusted Segment Operating Profit of $23.9 million. The adjusted operating profit margins were 11.7% for the first quarter of 2011 compared to the pro forma adjusted operating profit margins of 13.1% in the first quarter of 2010. The adjusted operating margins declined due to higher raw material costs and the effect of the index pricing in which higher raw materials costs are passed to customers with no gross margin benefit, plant start-up costs and changes in product mix.

Performance Chemicals had strong global organic growth of 5% led by double digit increases in paper and specialty coatings. Carpet volume, however, remained weak and was down year-over-year.

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OMNOVA Add 4

During the quarter, the Company made significant progress in integrating the ELIOKEM acquisition into Performance Chemicals. The structure is now in place to manage all Performance Chemicals product lines on an integrated global basis, while simultaneously offering highly focused local customer service and applications support. The most significant revenue synergy opportunities are focused on specialty coatings and latices and oil field chemicals, supported by the Company’s strong product and application development centers in Europe, North America and Asia.

Decorative Products – Net sales were $75.9 million during the first quarter of 2011, an increase of $4.8 million, or 6.8%, compared to the first quarter of 2010. Sales improved in all product lines and geographical regions, with the exception of coated fabrics in China. Price increases contributed approximately $2.6 million to the sales increase, while volumes were up $1.2 million and foreign exchange impact was $1.0 million. Adjusted Segment Operating Loss was $1.7 million in the first quarter of 2011, compared to breakeven Adjusted Segment Operating Profit for the first quarter of 2010, and a significant improvement from the Adjusted Segment Operating Loss of $4.3 million in the fourth quarter of 2010. The major contributor to the year-over-year operating profit decline was higher raw material costs of approximately $4.3 million partially offset by the price increases. Price recovery improved to approximately 60% of raw material inflation in the first quarter of 2011 as compared to approximately 30% in fiscal 2010.

The Laminates and Performance Films product lines generated sales increases of over 14% compared to a year ago and were profitable during the quarter. North American wallcovering generated higher year-over-year sales for the second consecutive quarter.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Thursday, March 24, 2011, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 14, 2011. A telephone replay will also be available beginning at 1:00 p.m. ET on March 24, 2011, and ending at 11:59 p.m, ET on April 14, 2011. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 193605.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended February 28,
(Dollars in millions)	2011	2010

Performance Chemicals	$212.8	$112.8
Decorative Products	75.9	71.1

Net Sales	$288.7	$183.9

Segment Operating Profit (Loss)
Performance Chemicals	$21.4	$13.8
Decorative Products	(1.8)	(.1)
Interest expense	(9.3)	(1.8)
Corporate expense	(4.1)	(3.4)
Acquisition and integration related expense	(1.9)	—
Deferred financing fees write-off	(1.0)	—

Income Before Income Taxes	3.3	8.5
Income tax (expense)	(2.3)	(.7)

Net Income	$1.0	$7.8

Depreciation and amortization	$8.4	$5.5

Capital expenditures	$4.8	$2.5

This Earnings Release includes adjusted segment operating profit (loss), adjusted net income and adjusted diluted earnings per share which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted and pro forma information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to segment operating profit (loss), net income, diluted earnings per share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The table below provides the reconciliation of these financial measures to the comparable GAAP financial measures.

The first quarter 2011 adjusted segment operating profit (loss), adjusted net income and adjusted diluted earnings per share excludes certain items which management does not consider to be reflective of normal operations.

The first quarter 2010 pro forma presentation reflects the pro forma results as if Eliokem was owned by the Company for the quarter; the post-acquisition capital structure and related interest expense; the Company’s current estimate of an effective tax rate of 33.5%; and other adjustments related to non-operational items.

	Three Months Ended February 28,
(Dollars in millions)	2011 Actual	2010 Actual	2010 Pro forma

Sales
Performance Chemicals (Legacy)	$138.1	$112.8	$112.8
Performance Chemicals (Eliokem International)	74.7	—	69.5

Total Performance Chemicals	212.8	112.8	182.3

Decorative Products	75.9	71.1	71.1

Total Sales	$288.7	$183.9	$253.4

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit (Loss), (B) Adjusted Net Income, (C) Adjusted Diluted Earnings Per Share

(A) Adjusted Segment Operating Profit (Loss) Reconciliation

	Three Months Ended February 28,
(Dollars in millions)	2011 Actual	2010 Actual	2010 Pro forma

Performance Chemicals Segment Operating Profit	$21.4	$13.8	$13.8
Eliokem operating profit - prior year	—	—	9.9
Restructuring and severance	.7	.2	.2
Fair value write-up of Eliokem inventory acquired	2.7	—	—

Total adjustments to Performance Chemicals’ segment operating profit	3.4	.2	10.1

Performance Chemicals’ Adjusted Segment Operating Profit	$24.8	$14.0	$23.9

Decorative Products Segment Operating (Loss) Profit	$(1.8)	$(.1)	$(.1)
Restructuring and severance	.1	.1	.1

Total adjustments to Decorative Products’ segment operating (loss) profit	.1	.1	.1

Decorative Products’ Adjusted Segment Operating (Loss) Profit	$(1.7)	$—	$—

(B) Adjusted Net Income Reconciliation

	Three Months Ended February 28,
(Dollars in millions)	2011 Actual	2010 Actual	2010 Pro forma

Net Income	$1.0	$7.8	$7.8
Eliokem operating profit - prior year	—	—	9.9
Restructuring and severance	.8	.3	.3
Fair value adjustment of Eliokem inventory acquired	2.7	—	—
Additional interest expense(1)	—	—	(7.4)
Acquisition and integration expenses	1.9	—	—
Deferred financing fees written-off	1.0	—	—
Additional income tax expense(2)	(2.1)	—	(3.1)
Tax expense for liquidation of foreign subsidiary	1.1	—	—

Adjusted Net Income	$6.4	$8.1	$7.5

(1)	The additional interest expense is estimated as if the Company’s debt refinancing activities in November and December 2010 were effective December 1, 2009.
(2)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the adjusted and pro forma items using the Company’s current estimated effective tax rate of 33.5%.

(C) Adjusted Diluted Earnings Per Share Reconciliation

	Three Months Ended February 28,
(Dollars)	2011 Actual	2010 Actual	2010 Pro forma

Diluted Earnings Per Share	$.02	$.17	$.17
Eliokem operating profit - prior year	—	—	.22
Restructuring and severance	.02	.01	.01
Fair value adjustment of Eliokem inventory acquired	.06	—	—
Additional interest expense	—	—	(.17)
Acquisition and integration expenses	.04	—	—
Deferred financing fees written-off	.02	—	—
Additional income tax expense	(.04)	—	(.06)
Tax expense for liquidation of foreign subsidiary	.02	—	—

Total Earnings Per Share Impact of Adjusted Items	.12	.01	—

Adjusted Diluted Earnings Per Share	$.14	$.18	$.17

Non-GAAP and Other Financial Measures (Continued)

OMNOVA Solutions Consolidated Including ELIOKEM

2010 Adjusted Pro Forma Quarterly and Full Year Results(1) (2)

(Dollars in millions, except per share data)	Q1 2010	Q2 2010	Q3 2010	Q4 2010	2010 Full Year

Sales
Performance Chemicals (Legacy)	$112.8	$138.6	$145.3	$131.2	$527.9
Eliokem	69.5	75.1	70.9	72.9	288.4

Total Performance Chemicals	182.3	213.7	216.2	204.1	816.3
Decorative Products	71.1	87.8	82.6	76.8	318.3

Sales - Total	$253.4	$301.5	$298.8	$280.9	$1,134.6

Adjusted Segment Operating Profit(1)
Performance Chemicals (Legacy)	$14.0	$17.0	$15.3	$17.8	$64.1
Eliokem	9.9	12.7	7.9	7.2	37.7

Total Performance Chemicals	23.9	29.7	23.2	25.0	101.8
Decorative Products	—	2.4	(0.1)	(4.3)	(2.0)

Adjusted Segment Operating Profit Total(1)	23.9	32.1	23.1	20.7	99.8

Interest Expense (Cash)	(8.0)	(8.0)	(8.0)	(8.0)	(32.0)
Interest Expense (Amortization Fees and Swap)	(1.2)	(1.2)	(1.2)	(1.2)	(4.8)

Interest Expense Total	(9.2)	(9.2)	(9.2)	(9.2)	(36.8)

Corporate Expense	(3.4)	(3.6)	(3.0)	(4.4)	(14.4)

Profit Before Tax	11.3	19.3	10.9	7.1	48.6

Tax Expense @ 33.5%	(3.8)	(6.5)	(3.7)	(2.3)	(16.3)

Net Income(1)	$7.5	$12.8	$7.2	$4.8	$32.3

Diluted Earnings Per Share(1)	$0.17	$0.29	$0.16	$0.10	$0.72

(1)	Adjusted Pro Forma reflects as if the Company had owned ELIOKEM as of 12/1/2009 including 2010 Operating Profit and Corporate Expense; interest cost for the new capital structure and a 33.5% income tax rate.
(2)	Adjusted Pro Forma reflects the adjustments set forth in the reconciliation tables included with the Company’s Fourth Quarter 2010 and First Quarter 2011 Earnings Releases and includes Non-GAAP financial measures as defined by the Securities and Exchange Commission. Important information describing the limitations of Non-GAAP financial measures is included under Non-GAAP and Other Financial Measures contained in the Company’s First Quarter 2011 Earnings Release filed with the Securities and Exchange Commission on Form 8-K.

Non-GAAP and Other Financial Measures (Continued)

This press release also includes EBITDA and Adjusted EBITDA which are Non-GAAP Financial Measures as defined by the Securities and Exchange Commission. EBITDA and Adjusted EBITDA are not measurements of a company’s financial performance or condition under GAAP and should not be considered as alternatives to net income, operating income or any other financial performance measures derived in accordance with GAAP or as a measure of a company’s liquidity or financial performance. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBITDA and Adjusted EBITDA are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly titled measures of other companies and may not be appropriate measures for comparing performance relative to other companies.

Eliokem’s EBITDA is calculated as net income less interest expense, amortization of deferred financing costs, income taxes and depreciation and amortization expense. Eliokem’s Adjusted EBITDA is calculated as Eliokem’s EBITDA less restructuring and severance expenses, asset impairments and other items.

The Company believes EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the Company’s industry. Management believes that presenting EBITDA and Adjusted EBITDA is useful to investors because these measures are commonly used as analytical indicators to evaluate performance and by management to allocate resources.

Eliokem International Adjusted EBITDA

($ Millions)

LTM November 30, 2010

Net Income	$0.4
Interest expense	16.0
Amortization of deferred financing costs	0.4
Income Tax	2.6
Depreciation & amortization	13.2

EBITDA	32.6
Restructuring & severance	1.1
Other	17.2

Adjusted EBITDA	$50.9

OMNOVA Add 9

This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others; the Company’s ability to successfully integrate ELIOKEM into its operations; the Company’s ability to achieve fully the strategic and financial objectives related to the acquisition of ELIOKEM, including the acquisition becoming accretive to the Company’s earnings; and unexpected costs or liabilities that may arise from the acquisition, ownership or operation of ELIOKEM.

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OMNOVA Add 10

Additional risk factors include: economic trends affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; loss of a significant customer; customer and/or competitor consolidation; customer bankruptcy; ability to successfully develop and commercialize new products; a decrease in demand for domestically manufactured products due to increased foreign competition and off-shoring of production; ability to successfully implement productivity enhancement and cost reduction initiatives; unplanned full or partial suspension of plant operations; losses from the Company’s strategic alliance, joint venture, acquisition and integration activities; loss or damage due to acts of war or terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit certain products and raw materials; rapid inflation in health care costs and assumptions used in determining health care cost estimates; risks associated with foreign operations including political unrest and fluctuations in exchange rates of foreign currencies; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in and compliance with pension plan funding obligations; stock price volatility; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with pro forma sales for the twelve months ending February 28, 2011 of $1.17 billion and a global workforce of approximately 3,060. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended February 28,
	2011	2010

Net Sales	$288.7	$183.9
Cost of goods sold	232.0	143.9

Gross Profit	56.7	40.0

Selling, general and administrative	32.5	24.0
Depreciation and amortization	8.4	5.5
Restructuring and severance	.8	.3
Interest expense	9.3	1.8
Deferred financing fees write-off	1.0	—
Acquisition and integration related expense	1.9	—
Other income, net	(.5)	(.1)

	53.4	31.5

Income Before Income Taxes	3.3	8.5
Income tax expense	2.3	.7

Net Income	$1.0	$7.8

Income Per Share
Basic net income per share	$.02	$.18

Diluted net income per share	$.02	$.17

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	February 28, 2011	November 30, 2010
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$74.0	$75.6
Restricted cash	—	253.1
Accounts receivable, net	179.1	106.8
Inventories	97.8	45.8
Prepaid expenses and other	5.5	3.5
Deferred income taxes - current	7.0	6.0

Total Current Assets	363.4	490.8

Property, plant and equipment, net	242.7	131.5
Trademarks and other intangible assets, net	93.1	5.8
Goodwill	85.5	—
Deferred income taxes - non-current	66.8	86.2
Deferred financing fees	15.1	10.5
Other assets	10.8	1.2

Total Assets	$877.4	$726.0

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$9.1	$4.8
Accounts payable	133.1	88.6
Accrued payroll and personal property taxes	15.0	17.3
Employee benefit obligations	2.4	2.4
Other current liabilities	13.0	9.8

Total Current Liabilities	172.6	122.9

Senior notes	250.0	250.0
Long-term debt - other	195.6	139.4
Postretirement benefits other than pensions	7.5	7.6
Pension liabilities	79.1	73.3
Deferred income taxes - non-current	26.7	1.7
Other liabilities	17.2	7.7

Total Liabilities	748.7	602.6

Shareholders’ Equity
Preference stock - $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock - $0.10 par value; 135 million shares authorized; 45.5 million and 45.2 million shares issued at February 28, 2011 and November 30, 2010, respectively	4.5	4.5
Additional contributed capital	320.4	318.0
Retained deficit	(111.0)	(112.0)
Treasury stock at cost; .2 million shares at February 28, 2011 and November 30, 2010	(1.3)	(1.3)
Accumulated other comprehensive loss	(83.9)	(85.8)

Total Shareholders’ Equity	128.7	123.4

Total Liabilities and Shareholders’ Equity	$877.4	$726.0